UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 23, 2015

WEIGHT WATCHERS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	001-16769	11-6040273
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

675 Avenue of the Americas, 6th Floor, New York, New York	10010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 589-2700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On March 13, 2015, Weight Watchers International, Inc. (the “Company”) commenced an offer to prepay at a discount to par up to $75 million in aggregate principal amount of Initial Tranche B-1 Term Loans outstanding under, and as defined in, and pursuant to the terms of, the Credit Agreement among the Company, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent and an issuing bank, The Bank of Nova Scotia, as revolving agent, swingline lender and an issuing bank, and the other parties thereto (the “Credit Agreement”). On March 20, 2015, the Company accepted offers with a discount equal to or greater than 9.00% in respect of the Initial Tranche B-1 Term Loans. To complete the prepayment of the accepted offers, on March 25, 2015, the Company will expend an aggregate amount of cash proceeds totaling approximately $57.4 million plus an amount sufficient to pay accrued and unpaid interest on the amount to be prepaid to prepay approximately $63.1 million in aggregate principal amount of the Initial Tranche B-1 Term Loans. This expenditure will reduce, on a dollar for dollar basis, the Company’s approximately $60 million obligation to make a mandatory excess cash flow prepayment offer to the term lenders under the terms of the Credit Agreement. In addition, the Company will make a voluntary prepayment at par on March 25, 2015 of $2.5 million in respect of the Initial Tranche B-1 Term Loans to reduce the remaining excess cash flow prepayment obligation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEIGHT WATCHERS INTERNATIONAL, INC.

DATED: March 23, 2015	By:	/s/ Nicholas P. Hotchkin
	Name:	Nicholas P. Hotchkin
	Title:	Chief Financial Officer